Gold Flora Announces Update to its Board of Directors

Costa Mesa, CA – November 15, 2024 - Gold Flora Corporation, ("Gold Flora" or the "Company") (Cboe Canada: GRAM) (OTCQB: GRAM) a leading vertically-integrated California cannabis company, today announced that Mark Castaneda has ended his service as a member of the Board of Directors of Gold Flora, effective November 30, 2024. Mr. Castaneda also served as the Chairman of the Audit Committee of the Board of Directors and a member of the Compensation Committee.

"On behalf of the Board and everyone at Gold Flora, we would like to thank Mark for his contributions and dedication since joining our Board in 2022,” said Laurie Holcomb, Chief Executive Officer and Chairman of Gold Flora. “Mark was a member of the TPCO and Gold Flora boards during a time of tremendous growth and change, and his insights have been of great value. We wish him success in all future endeavors.”

About Gold Flora Corporation

Gold Flora Corporation is a female founder led, vertically-integrated cannabis leader that owns and operates multiple premium indoor cannabis cultivation facilities, 16 retail dispensaries in strategic geographies, a distribution business selling first party and third party brands into hundreds of dispensaries across California, and a robust portfolio of cannabis brands and SKUs aimed at different consumer segments, including Gramlin, one of the fastest growing brands in the state across the key categories of flower, vapes, concentrates, and prerolls. The Company’s retail operations include Airfield Supply Company, Caliva, Coastal, Calma, King's Crew, Varda, Deli, and Higher Level dispensaries, and its distribution company operates under the name Stately Distribution.

Gold Flora Corporation’s indoor cultivation canopy currently comprises approximately 107,000 square feet across three facilities in its Desert Hot Springs campus and two San Jose cultivation facilities. In addition, the Company has entered into leases for two state-of-the-art indoor cultivation facilities in Palm Springs, with 53,000 square feet of canopy to start operation once licensing is complete. The Company also has the option to expand further in the future depending on market demand, with already entitled acreage providing approximately 240,000 square feet of canopy. The Desert Hot Springs campus also houses the Company's manufacturing and extraction facilities and Stately Distribution. This centralized location provides for optimal security and logistics benefits and protects the product as it moves though the Company's larger pipeline.

With hubs throughout the state, the Company distributes many prominent brands, including its own premium lines of Gramlin, Gold Flora, Cruisers, Caliva, Roll Bleezy, Aviation Cannabis, Jetfuel Cannabis, Mirayo by Santana, and Monogram. Third party brands are increasingly contacting the Company in search of reliable input sources and established distribution.

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For the latest news, activities, and media coverage, please visit www.goldflora.com.

Gold Flora Corporation Inc.
Laurie Holcomb, Chairman & CEO
+1 (949) 252-1908 ext.300

Investor Contact
ir@goldflora.com